Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF CENTENE CORPORATION

Centene Corporation (the “Corporation”), a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware (the “GCL”),

DOES, HEREBY CERTIFY:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on April 27, 2021, and has been duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Section 242 of the GCL.

2.Article FIFTH of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The number of directors of the Corporation shall be as from time to time fixed by the Board of Directors, within any limitations as may be fixed by the By-Laws. Election of directors need not be by written ballot unless the By-Laws so provide.

(c) Until the conclusion of the Corporation’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”), the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each person elected as a director of the Corporation at or after the annual meeting of stockholders that is held in calendar year 2023 (the “2023 Annual Meeting”), whether to succeed a person whose term of office as a director has expired or to fill any vacancy, shall be elected for a term expiring at the next annual meeting of stockholders. Each director elected prior to the 2023 Annual Meeting shall continue to serve as a director for the term for which he or she was elected. In each case, each director shall hold office until such director’s successor shall is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office.

(d) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then issued and outstanding capital stock entitled to vote generally in the election of directors; provided, however, any director elected prior to the 2025 Annual Meeting and any director appointed to fill a vacancy of any director elected prior to the 2025 Annual Meeting may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then issued and outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.

(e) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.”

3.Except as amended hereby, all other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by the officer below this 26th day of April, 2022.

By:	/s/ Christopher A. Koster
Name:	Christopher A. Koster
Title:	Executive Vice President, Secretary and General Counsel